Report of Independent Registered Public Accounting Firm


To the Shareholders and
Board of Trustees of
Evergreen Municipal Trust

In planning and performing our audits of the financial statements of Evergreen High Grade Municipal Bond Fund, Evergreen Strategic Municipal Bond Fund, Evergreen Municipal Bond Fund and Evergreen Short-Intermediate Municipal Bond Fund (collectively "the Funds"), each a series of Evergreen Municipal Trust, as of and for the year ended May 31, 2006, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of Evergreen Municipal Trust's internal control over financial reporting. Accordingly, we express no such opinion.

The management of Evergreen Municipal Trust is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with U.S. generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of Evergreen Municipal Trust's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). In our report to you dated July 24, 2006, we reported that we had identified no deficiencies in the Funds' internal control over financial reporting and its operation, including controls for safeguarding securities that we considered to be a material weakness, as defined above, as of May 31, 2006.

However, subsequent to the filing of the Funds' Form N-SAR for their fiscal year ended May 31, 2006, we noted the following control deficiency that we determined to be a material weakness, as defined above, in the Funds' internal control over financial reporting. The Funds' policies and procedures related to the review and analysis of the relevant terms and conditions of certain transfers of securities were not effective in appropriately determining whether the transfers qualified for sale accounting under the provisions of Statement of Financial Accounting Standards No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As a result of this material weakness, the statement of assets and liabilities, including the portfolio of investments, as of May 31, 2006, and the related statement of operations for the year then ended, statement of changes in net assets for the year then ended and the financial highlights for each of five years in the period then ended of the Evergreen Municipal Bond Fund were restated in order to appropriately account for such transfers of securities as secured borrowings and report the related interest income and expense. This material weakness was considered in determining the nature, timing, and extent of the procedures performed in our audit of the financial statements of the Funds for the year ended May 31, 2006, and this report does not affect our report on the financial statements of the Funds dated January 25, 2007.

This report is intended solely for the information and use of management and the Board of Trustees of Evergreen Municipal Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Boston, Massachusetts
January 25, 2007